EXHIBIT NO. EX-99(g)(1)(vii)

AMENDMENT TO SECURITIES LENDING AGREEMENT

AMENDMENT (“Amendment”), dated as of April 1, 2007, to the securities lending authorization amendment, dated the July 15, 1997  (as amended from time to time) (“Lending Amendment”), to the multiple services agreement, dated May 9, 1997 (as amended from time to time) (“Agreement”), between JPMorgan Chase Bank, N.A. (“Custodian”) (as successor by operation of law to Morgan Stanley Trust Company) and The UBS Funds (“Client”) (formerly known as The Brinson Funds), on behalf of certain series of Client as listed on Schedule A of the Lending Agreement (each a “Series”).  (Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Lending Amendment.)

WHEREAS, UBS Global Asset Management (Americas) Inc. serves as investment adviser to the Series, UBS Relationship Funds (formerly known as The Brinson Relationship Funds) and certain collective investment trusts under the UBS (US) Group Trust (formerly under the Brinson Trust Company) (“UBS Group Trust”).  UBS Relationship Funds and UBS Group Trust shall be referred to herein as the “Affiliated Fund Families”;

WHEREAS, in addition to the above-captioned Lending Amendment, Custodian is a party to the following two securities lending agreements relating to the Affiliated Fund Families:  (a) a securities lending authorization amendment, dated July 15, 1997, to a Multiple Services Agreement with respect to UBS Relationship Funds (“UBS Relationship Funds Lending Agreement”); and (b) a securities lending authorization amendment, dated January 31, 1997, to a multiple services agreement with respect to the UBS Group Trust (“The UBS Group Trust Lending Agreement”).  The UBS Relationship Funds Lending Agreement and UBS Group Trust Lending Agreement shall be referred to herein as the “Affiliated Fund Families Lending Agreements”; and

WHEREAS, Custodian, Client and the Affiliated Fund Families wish to provide for a tiered fee structure based on the “Combined Gross Earnings” (as defined below) generated under the Lending Agreement as well as the Affiliated Fund Families Lending Agreements.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed between Custodian and Client as follows:

1.  Existing Attachment C to the Lending Agreement is hereby deleted and the following is hereby substituted, in lieu thereof, for all Series:

The gross earnings from securities lending activities (consisting of interest earned on the investment and reinvestment of cash collateral plus any fees otherwise paid by Borrowers, minus rebates paid to Borrowers) (“Gross Earnings”) shall be divided between the Client and the Custodian as follows:  70% to the Client and 30% to the Custodian; provided that, on and after the first business day of the calendar month following the date in any calendar year in which Combined Gross Earnings (as described below) shall exceed $6,000,000, Client shall be entitled to 75% and Custodian shall be entitled to 25% of Gross Earnings for the remainder of such calendar year; and, further provided that, on and after the first business day of the calendar month following the date in any calendar year in which Combined Gross Earnings (as described below) shall exceed $10,000,000, Client shall be entitled to 80% and Custodian shall be entitled to 20% of Gross Earnings for the remainder of such calendar year.  For purposes of the foregoing, it is understood and agreed that: (a) solely for purposes of determining the threshold amounts in the tiered fee structure described above, “Combined Gross Earnings” under this Lending Agreement shall be the combined sum of the Gross Earnings under this Lending Agreement and the Gross Earnings under the Affiliated Fund Families Lending Agreements; and (b) the amount of Gross Earnings that Client and Custodian may retain during any calendar year subsequent to a calendar year in which Combined Gross Earnings exceeded $6,000,000 shall revert to 70% to the Client and 30% to the Custodian unless and until Combined Gross Earnings exceed the threshold amounts set forth above in such subsequent calendar year.

2.  Except as expressly amended by this Amendment, the Lending Agreement shall remain in full force and effect in accordance with its terms.  All references to the Lending Agreement in the Lending Agreement or any other document executed or delivered in connection therewith shall, from and after the effective date of this Amendment, be deemed to be references to the Lending Agreement, as amended hereby, unless the context expressly requires otherwise.  This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

3.  This Amendment shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to its principles of conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above-written.

JPMORGAN CHASE BANK, N.A.
THE UBS FUNDS

By:	/s/ Joseph J. Allessie	By:	/s/ Christopher R. Kunkle
Name: Joseph J. Allessie		Name: Christopher R. Kunkle
Title: Assistant Secretary		Title: Vice President